Exhibit 99.2

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion of our results of operations and financial condition should be read in conjunction with our audited financial statements for the years ended December 31, 2020, 2019, and 2018 included in this filing. This discussion contains forward-looking statements based upon our current expectations, estimates and projections that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements.

For purposes of this Management’s Discussion and Analysis, references to the “Company,” “we,” “us” and “our” refer to the business and operations of BankMobile Technologies, Inc. and its subsidiaries and affiliates.

On January 4, 2021, BankMobile Technologies, Inc. became an independent company after the completion of a divestiture transaction and was rebranded BM Technologies, Inc. Previously, BM Technologies, Inc. was a wholly-owned subsidiary of Customers Bank, which is a wholly-owned subsidiary of Customers Bancorp. The business and financial results disclosed here-in occurred during the period BM Technologies, Inc. was a wholly-owned subsidiary of Customers Bank, unless otherwise indicated.

Overview

We are a financial technology company that facilitates deposits and banking services between a customer and an FDIC insured partner bank. We provide state-of-the-art high-tech digital banking and disbursement services to consumers and students nationwide through a full service fintech banking platform, accessible to customers anywhere and anytime through digital channels. Our Banking-as-a-Service business model leverages partners’ existing customer bases to achieve high volume, low-cost customer acquisition in our Disbursement, White Label, and Workplace Banking businesses.

We are not a bank, do not hold a bank charter, and do not provide banking services. Our bank partner is subject to regulation of the Pennsylvania Department of Banking and Securities and the Federal Reserve Bank, and is periodically examined by those regulatory authorities. We are subject to the regulations of the Department of Education, due to our Disbursement business, and are periodically examined by them.

New Accounting Pronouncements

For information about the impact that recently adopted or issued accounting guidance will have on us, refer to NOTE 3 — SIGNIFICANT ACCOUNTING POLICIES in the audited financial statements.

Critical Accounting Policies

We have adopted various accounting policies that govern the application of generally accepted accounting principles in the United States (“U.S. GAAP”) and that are consistent with general practices within the financial technology industry in the preparation of these financial statements. Our significant accounting policies are described in NOTE 3 — SIGNIFICANT ACCOUNTING POLICIES in the audited financial statements.

Certain accounting policies involve significant judgments and assumptions by us that have a material impact on the carrying value of certain assets. We consider these accounting policies to be critical accounting policies. The judgments and assumptions used are based on historical experience and other factors, which are believed to be reasonable under the circumstances. Due to the nature of the judgments and assumptions management makes, actual results could differ from these judgments and estimates, which could have a material impact on the carrying values of our assets.

The critical accounting policies that are both important to the portrayal of our financial condition and results of operations and require complex, subjective judgments are the accounting policies for the following: revenue recognition, collaborative arrangements, provision for operating losses, income taxes, goodwill and other intangibles, and developed software.

Revenue Recognition

We recognize revenues when control of the promised goods or services are transferred to our customers in an amount that reflects the consideration we expect to be entitled to in exchange for those goods or services.

Our interchange and card revenue primarily relates to debit card fees earned from interchange and ATM fees. Fees are earned for the services based on a fee schedule and are recognized whenever a debit card we service is processed through a card payment network and are recognized concurrent with the processing of the debit transaction. Beginning on July 1, 2020, Customers Bank became subject to the Federal Reserve’s regulation limits on interchange fees for banks over $10.0 billion in assets. Customers Bank has agreed to pay us the difference between the regulated and unregulated interchange rates, which is recognized as interchange fees from Customers Bank in the same period as the processing of the debit transaction.

Our servicing fees primarily relate to the servicing of deposit accounts for partner banks, currently Customers Bank, in exchange for servicing fees. Servicing fees and terms are established by negotiated contractual agreements with Customers Bank which may differ in terms with future partner banks. In 2018, the servicing fee was calculated based on the daily average deposit balance multiplied by a rate determined using a fund transfer pricing methodology that considered the expected tenure of the deposit funding. Beginning in 2019, a fixed rate approach was applied to the daily average deposit balances. In all periods, servicing fees are recognized monthly based on average daily deposit balances.

Our account fees relate to service charges on our serviced deposit accounts for transaction-based account maintenance services, which include services such as monthly maintenance fees for accounts that do not meet minimum deposit balance criteria, wire transfer fees, card replacements, and cash deposit fees at certain merchants. Account maintenance fees, which relate primarily to monthly maintenance and account analysis fees, are earned on a monthly basis representing the period over which we satisfy our performance obligation. Transaction based fees are earned for services based on a fee schedule and are recognized at the time the transaction is executed. The revenues recognized at a point in time primarily consist of contracts with no specified terms, but which may be terminated at any time by the customer without penalty.

Our university fees represent revenues from higher education clients and are generated from fees charged for disbursement services provided. We facilitate the distribution of financial aid and other refunds to students through our platform, while simultaneously enhancing the ability of the higher education institution to comply with federal regulations applicable to financial aid transactions. For these services, higher education institutions are charged annual subscription fees and/or per transaction fees for certain transactions. We recognize annual subscription fees from higher education clients ratably over the period of service and transaction fees are recognized when the transaction is completed.

We report our revenues on either a gross or net basis based on our assessment of whether we act as a principal or an agent in the transaction. To the extent we act as a principal in the transaction, we report revenues on a gross basis. In concluding whether we act as a principal or an agent in a transaction, we evaluate whether we obtain control of the good or service prior to the good or service being transferred to the customer. Debit card interchange income is reported on a net basis, while all other revenues are recorded on a gross basis. Additionally, certain debit card interchange income, related to our white label partnership, is recorded in accordance with our collaborative arrangement policy on a net basis.

Collaborative Arrangements

Collaborative arrangements are contractual agreements with third parties that involve a joint operating activity where both we and the collaborating white label partner are active participants in the activity and are exposed to the significant risks and rewards of the activity. Collaborative activities typically include research and development, technology, product development, marketing, and day-to-day operations of the banking product. These arrangements often require the sharing of revenue and expense. Our expenses incurred pursuant to these arrangements are reported net of any payments due to or amounts due from our white label partner, which are recognized at the time the white label partner becomes obligated to pay.

Provision for Operating Losses

The provision for operating losses represents our payments for losses resulting from fraud or theft-based transactions that have generally been disputed by our serviced deposit account holders and Regulation E card claim losses incurred by us, as well as estimated liability for such losses where such disputes have not been resolved as of the end of the reporting period. Fraud or theft-based related losses are recognized when realized or incurred and we had no unresolved dispute balances as of December 31, 2020, while an estimate based on historical cash advance rates and loss experience from settled disputes is made for Regulation E card claim losses. For the year ended December 31, 2020, Reg E claims made up approximately 97% of the losses. The remaining fraud or theft-based losses are mostly Check Fraud and ACH/Wire Fraud.

The main source of Reg E losses is card holder claims of unauthorized use of their debit card. Drivers include, but are not limited to transaction purchase volume, in person vs. online, macroeconomic conditions, changes in customer behavior, and regulatory changes. A customer has 60 days to dispute a charge. BMT may decline the claim within 10 days or advance the funds to the account holder if the investigation is still pending. BMT may continue to investigate transactions for 35 more days, before making its final decision. At conclusion of the investigation, the advance is reversed or is made permanent. BMT’s loss includes closed disputes where the customer is entitled to keep the funds advanced, an expected loss on actual disputes that are pending investigation, which is based on historical experience, as well as an estimate of disputes not yet disputed. The estimated liability for disputes not yet disputed is created by applying historical rates of transactions disputed after the reporting period end date and applying that rate to actual debit card volume in the period. This estimate of future disputes is then adjusted for our estimate of the amount disputed that we expect to result in a loss, which is estimated based on our historical experience. Our estimation process is subject to risks and uncertainties, including that future performance may be different from our historical experience. Accordingly, our actual loss experience may not match expectations.

Fraud or theft-based related losses are recognized when realized or incurred and we had no unresolved dispute balances as of December 31, 2020. Drivers include, but are not limited to efforts by organized or unorganized fraudsters to target an account, customer complicity, customer lack of proper password safeguarding or other preventative measures, onboarding approval procedures, changes in account funds availability, in person vs. online transactions, macroeconomic conditions, changes in customer behavior, and regulatory changes.

Income Taxes

We account for income taxes under the liability method of accounting for income taxes. The income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. We determine deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur. A portion of the deferred tax assets represents hypothetical tax attributes (net operating losses and tax credits), which are generated as a result of stand-alone operations but which do not legally exist as the losses and credits were used in the filed consolidated tax returns of Customers Bancorp to offset income of other entities. These particular deferred tax assets would be derecognized if we were to leave the consolidated tax return filing group.

A tax position is recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50 percent; the term upon examination includes resolution of the related appeals or litigation process. A tax position that meets the more-likely-than-not recognition threshold is measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances and information available at the reporting date and is subject to management’s judgment.

Goodwill and Other Intangible Assets

Goodwill represents the excess of the purchase price over the identifiable net assets of businesses acquired through business combinations accounted for under the acquisition method. Other intangible assets represent purchased assets that lack physical substance but can be distinguished from goodwill because of contractual or other legal rights. Intangible assets that have finite lives, such as university relationships and non-compete agreements, are amortized over their estimated useful lives and are subject to impairment testing.

Goodwill and indefinite-lived intangible assets are reviewed for impairment annually as of October 31 and between annual tests when events and circumstances indicate that impairment may have occurred. If there is a goodwill impairment charge, it will be the amount by which our carrying amount exceeds our fair value; however, the loss recognized should not exceed the total amount of goodwill. We apply a qualitative assessment to determine if the one-step quantitative impairment test is necessary.

Intangible assets subject to amortization are reviewed for impairment, which requires that a long-lived asset or asset group be tested for recoverability whenever events or changes in circumstances indicate that the carrying value may not be recoverable. The carrying value of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset.

Developed Software

We capitalize certain internal and external costs incurred to develop internal-use software during the application development stage. We also capitalize the cost of specified upgrades and enhancements to internal-use software that result in additional functionality. Once a development project is substantially complete and the software is ready for its intended use, we begin amortizing these costs on a straight-line basis over the internal-use software’s estimated useful life, which range from three to five years.

The Disbursement business developed software is related to the Disbursement business services to colleges and universities facilitating payments to students. The Disbursement business developed software acquired from Higher One was recorded at the amount determined by a third-party valuation expert and was estimated based on expected revenue attributable to the software utilizing a discounted cash flow methodology giving consideration to potential obsolescence. The estimated useful life of the Disbursement business developed software is 10 years.

The Company reviews the carrying value of developed software for impairment by measuring the carrying amount of the asset against the estimated undiscounted future cash flows associated with is. If the Company determines that the carrying amount is impaired, the asset is written down to fair value. Fair value is determined based on discounted cash flows or management’s estimates, depending on the nature of the assets.

Year Ended December 31, 2020 versus Year Ended December 31, 2019

Results of Operations

The following discussion of our results of operations should be read in conjunction with our audited financial statements, including the accompanying notes. Please refer to Critical Accounting Policies in this Management’s Discussion and Analysis and NOTE 3 — SIGNIFICANT ACCOUNTING POLICIES in our audited financial statements for information concerning certain significant accounting policies and estimates applied in determining reported results of operations.

The following table sets forth the condensed statements of operations for the years ended December 31, 2020 and 2019:

	For the Years Ended December 31,			%
(dollars in thousands)	2020	2019	Change	Change
Operating revenues	$66,858	$72,307	$(5,449)	(7.5)%
Operating expenses	77,233	79,608	(2,375)	(3.0)%
Interest expense	1,395	535	860	NM
Loss before income tax expense	(11,770)	(7,836)	3,934	50.2%
Income tax expense	23	27	(4)	1.5%
Net loss	$(11,793)	$(7,863)	$3,930	50.0%

NM refers to changes greater than 150%.

The $5.4 million decrease in operating revenues for the year ended December 31, 2020 compared to the year ended December 31, 2019 resulted from a $5.0 million decrease in servicing fees from Customers Bank and a $1.8 million decrease in interchange fees (including fees from Customers Bank). Partially offsetting these decreases was a $0.4 million increase in account fees and a $1.0 million increase in university and other fees.

In 2020, average serviced deposits increased 37%; however a lower servicing fee resulted in a $5.0 million decline in servicing fees from Customers Bank. Historically, the servicing fee has been set for each annual period. In 2019, our servicing fee was calculated at a fixed 5% of average serviced deposits. In 2020, our servicing fee was calculated at a fixed 3% of average serviced deposits plus reimbursement of any operating losses stemming from fraud-related transactions. Effective upon the close of the business combination, we entered into a new agreement with Customers Bank, which is applicable through the end of 2022 and is on substantially the same terms as our previous 2020 intracompany servicing agreement. Accordingly, the servicing fee will remain consistent with 2020 at 3% plus the reimbursement of any operating losses stemming from fraud-related transactions.

The $1.8 million decrease in interchange and card revenue was largely driven by lower foreign ATM fees and a lower interchange rate. We had a $1.3 million reduction in foreign ATM fees given fewer foreign ATM visits. While debit spend increased 18% year-over-year (debit spend was $2.8 billion in 2020 and $2.4 billion in 2019), we had a $0.5 million reduction in interchange income driven by a lower rate of interchange as a percentage of debit spend (which we attribute largely to COVID-related changes in spending patterns that we expect will normalize higher).

Account fees increased $0.4 million, an increase of 4%, largely driven by a new account fee structure implemented in the first half of 2019. University fees increased by $0.4 million, or 7%, driven by the addition of new schools and benefits of COVID-related services provided to new, non-subscription clients. Other revenue increased $0.6 million.

Operating expenses

Operating expenses decreased $2.3 million, or 3% in 2020 compared to 2019, primarily driven by a decrease in the provision for operating losses of $4.2 million, a decrease in professional services expenses of $1.3 million, and a decrease in customer related supplies and advertising and promotion of $1.1 million. The decrease in the provision of operating losses primarily resulted from management initiatives to reduce internet-based fraudulent transactions. Substantially offsetting these decreases were higher salaries and employee benefits of $3.3 million, drive by higher headcount (including replacement of contractors as reflected in the reduction in professional services expense), additional merger and acquisition expenses of $0.6 million, and a $0.6 million increase in other costs.

Interest expense

The $0.9 million increase in interest expense in 2020 compared to 2019 resulted from the $40.0 million borrowing from Customers Bank in August 2019.

Income tax expense

Income tax expense was less than $0.1 million for the years ended December 31, 2020 and 2019 resulting from a full valuation allowance recorded on the net deferred tax asset.

 OPERATING REVENUES

The table below presents the components of operating revenues for the years ended December 31, 2020 and 2019.

	For the Years Ended December 31,			%
(dollars in thousands)	2020	2019	Change	Change
Interchange and card revenue	$26,285	$28,124	$(1,839)	(7.0)%
Servicing fees from Customers Bank	22,465	27,425	(4,960)	(18.1.0)%
Account fees	11,308	10,937	371	3.4%
University fees	5,320	4,964	356	7.2%
Other	1,480	857	623	72.7%
Total operating revenues	$66,858	$72,307	$5,449	(7.5)%

Interchange and card revenue

The $1.8 million decrease in interchange and card revenue for the year ended December 31, 2020 compared to the year ended December 31, 2019 primarily resulted from lower foreign ATM fees and a lower rate of interchange as a percentage of debit spend, despite an 18% year-over-year increase in debit spend (debit spend was $2.8 billion in 2020 and $2.4 billion in 2019).

Servicing fees from Customers Bank

The $5.0 million decrease in servicing fees from Customers Bank for the year ended December 31, 2020 compared to the year ended December 31, 2019 primarily resulted from a decrease in the negotiated servicing fee from Customers Bank during the year ended December 31, 2020.

Account fees

The $0.4 million increase in account fees for the year ended December 31, 2020 compared to the year ended December 31, 2019, largely driven by a new account fee structure implemented in the first half of 2019.

University fees

The $0.4 million increase in university fees for the year ended December 31, 2020 compared to the year ended December 31, 2019 primarily resulted from an increase in new higher education clients.

Other revenues

The $0.6 million increase in other revenues for the year ended December 31, 2020 compared to the year ended December 31, 2019 primarily resulted from the white label partnership.

OPERATING EXPENSES

The table below presents the components of operating expenses for the years ended December 31, 2020 and 2019:

	For the Years Ended December 31,			%
(dollars in thousands)	2020	2019	Change	Change
Technology, communication and processing	$27,404	$27,310	$94	—%
Salaries and employee benefits	26,076	22,758	3,318	14.6%
Professional services	9,304	10,646	(1,342)	(12.6%
Provision for operating losses	5,170	9,367	(4,197)	(44.8)%
Occupancy	1,428	1,791	(363)	(20.3)%
Customer related supplies	825	1,538	(713)	(46.4)%
Advertising and promotion	941	1,354	(413)	(30.5)%
Merger and acquisition related expenses	739	100	639	NM
Other	5,346	4,744	602	12.7%
Total non-interest expense	$77,233	$79,608	$(2,375)	(3.0)%

 NM refers to changes greater than 150%.

Technology, communications, and processing

Technology, communication and processing expense for the year ended December 31, 2020 compared to the year ended December 31, 2019 was flat as the savings we realized on certain technology initiatives were offset by increases in software depreciation. We have continued to focus on concentrated cost savings initiatives, partially offset by continued investment to improve and maintain our digital information technology infrastructure and support expanded products and services offered through our white label partnership.

Salaries and employee benefits

The $3.3 million increase in salaries and employee benefits for the year ended December 31, 2020 compared to the year ended December 31, 2019 was primarily due to an increase in average full-time equivalent team members to support growth in our white label business, conversion of contractors (the expense is classified in professional services) to FTE employees, and merit salary increases.

Professional services

The $1.3 million decrease in professional services for the year ended December 31, 2020 compared to the year ended December 31, 2019 primarily resulted from management’s continued efforts to monitor and control expenses.

Provision for operating losses

The $4.0 million decrease in provision for operating losses for the year ended December 31, 2020 compared to the year ended December 31, 2019 losses primarily resulted from management initiatives to reduce internet-based fraudulent transactions.

Occupancy

The $0.4 million decrease in occupancy expenses for the year ended December 31, 2020 compared to the year ended December 31, 2019 primarily resulted from the termination of operating leases in two locations during 2020.

Customer related supplies

The $0.6 million decrease in customer related supplies for the year ended December 31, 2020 compared to the year ended December 31, 2019 primarily resulted from a reduction in the volume of customer related supplies used in the student business and reduced costs of supplies.

Advertising and promotion

The $0.4 million decrease in advertising and promotion expense for the year ended December 31, 2020 compared to the year ended December 31, 2019 primarily resulted from a reduction in the promotion of digital banking products and service offerings.

Merger and acquisition related expenses

The $0.6 million increase in merger and acquisition related expenses for the year ended December 31, 2020 compared to the year ended December 31, 2019 resulted from the divestiture transaction.

INTEREST EXPENSE

The table below presents interest expense for the years ended December 31, 2020 and 2019.

	For the Years Ended December 31,			%
(dollars in thousands)	2020	2019	Change	Change
Interest expense	$1,395	$535	$860	>100%

The $0.9 million increase in interest expense for the year ended December 31, 2020 compared to the year ended December 31, 2019 resulted from a $40.0 million borrowing from Customers Bank beginning in August 2019.

INCOME TAXES

The table below presents income tax expense and the effective tax rate for the years ended December 31, 2020 and 2019.

	For the Years Ended December 31,			%
(dollars in thousands)	2020	2019	Change	Change
Loss before income tax expense	$(11,770)	$(7,836)	$(3,934)	46.2%
Income tax expense	23	27	4	14.8%
Effective tax rate	(0.2)%	(0.3)%

Income tax expense was less than $0.1 million for both the years ended December 31, 2020 and 2019 resulting from a full valuation allowance recorded on the net deferred tax asset.

FINANCIAL CONDITION

General

Our total assets were $64.0 million at December 31, 2020, a decrease of $29.3 million from total assets of $93.3 million at December 31, 2019. The decrease in total assets was primarily driven by decreases in: developed software, net of $10.8 million; prepaid expenses and other current assets, $6.5 million; cash and cash equivalents of $5.6 million; and accounts receivable, net of $3.1 million.

Total liabilities were $39.3 million at December 31, 2020, a $19.4 million decrease from $58.7 million at December 31, 2019. The decrease in total liabilities primarily resulted from the repayment of $19.0 million in borrowings from Customers Bank, which declined to $21.0 million outstanding at December 31, 2020 compared to $40.0 million outstanding at December 31, 2019.

The following table sets forth certain key condensed balance sheet data:

	December 31,			%
(dollars in thousands)	2020	2019	Change	Change
Cash and cash equivalents	$2,989	$8,586	$(5,596)	(65.2)%
Accounts receivable	7,384	10,490	(3,106)	(29.6)%
Receivable from Customers Bank	—	849	(849)	(100.0)%
Prepaid expenses and other current assets	2,348	8,804	(6,456)	(73.3)%
Premises and equipment, net	401	638	(237)	(37.1)%
Developed software, net	39,657	50,478	(10,821)	(21.4)%
Goodwill	5,259	5,259	—	—%
Other intangibles, net	5,070	5,734	(664)	(11.6)%
Other assets	853	2,478	(1,625)	(65.6)%
Total assets	$63,961	$93,616	$(29,355)	(31.5)%

Accounts payable and accrued liabilities	7,346	11,093	$(3,747)	(33.8)%
Payable to Customers Bank	5,105	—	5,105	100.0%
Operating lease liabilities	1,131	2,537	(1,406)	(55.4)%
Deferred revenue	4,689	1,938	2,751	>100.0%
Borrowings from Customers Bank	21,000	40,000	(19,000)	(47.5)%
Other liabilities	—	3,118	(3,118)	(100.0)%
Total liabilities	39,271	58,686	(19,415)	(33.1)%
Total shareholders’ equity	24,690	34,630	(9,940)	(28.7)%
Total liabilities and shareholders’ equity	$63,961	$93,616	$(29,355)	(31.5)%

Cash and Cash Equivalents

Cash and cash equivalents at December 31, 2020 consisted of non-interest earning deposits maintained at Customers Bank. The balance of non-interest earning deposits varies from day to day based upon operational needs and strategic investment decisions. Cash and cash equivalents at December 31, 2019 consisted of $7.6 million of non-interest earning deposits with Customers Bank and $1.0 million of restricted cash maintained in an escrow account. During 2020, Customers Bank assumed the $1.0 million in restricted cash along with the assumption of the remaining liability related to the Department of Education matter, which is discussed within NOTE 16 — LOSS CONTINGENCIES in our audited financial statements.

Accounts Receivable

Accounts receivable primarily relates to reimbursements to be received from a white label partner and uncollected university subscription and disbursement service fees. Accounts receivable are recorded at face amounts less an allowance for doubtful accounts. We had no allowance for doubtful accounts on receivables at December 31, 2020 and 2019 as losses on receivables have historically been immaterial. At December 31, 2020, accounts receivable totaled $7.3 million compared to $10.5 million at December 31, 2019. The decrease primarily resulted from lower reimbursements to be received from a white label partner.

Receivable from/Payable to Customers Bank

The receivable from/payable to Customers Bank represent a net intercompany due to/due from for ongoing operating activities and the amounts vary based upon operating activities and the timing of settlements between us and Customers Bank. At December 31, 2020, the net payable to Customers Bank totaled $5.1 million compared to a net receivable of $0.8 million at December 31, 2019.

Prepaid Expenses and Other Current Assets

At December 31, 2020, prepaid expenses and other current assets totaled $2.3 million compared to $8.8 million at December 31, 2019. The decrease in prepaid expenses and other current assets primarily resulted from the timing of prepayments to one technology service provider at December 31, 2020 when compared to December 31, 2019.

Premises and Equipment, Net

At December 31, 2020, premises and equipment, net of accumulated depreciation and amortization, totaled $0.4 million compared to $0.6 million at December 31, 2019, a decrease of $0.2 million. The decrease resulted from depreciation and amortization expense of $0.3 million in 2020, which was partially offset by purchases of premises and equipment of approximately $0.1 million.

Developed Software, Net

Developed software includes internally developed software and developed software acquired in the Higher One Disbursement business acquisition. Internally developed software and related capitalized work-in-process costs relate to digital platforms for deposit accounts offered or to be offered to deposit customers of Customers Bank. The internally developed software and related capitalized work-in-process are reported on a cost basis and amortized over the software’s expected useful life, which ranges from 3 to 10 years.

At December 31, 2020, developed software, net of amortization, totaled $39.7 million compared to $50.5 million at December 31, 2019, a decrease of $10.8 million. The decrease resulted from amortization expense of $11.0 million and a non-cash work-in-process write-down of discontinued product of $3.7 million, which was partially offset by internally developed software of $3.9 million.

The $3.7 million non-cash work-in-process write-down of discontinued product was due to a project that BMT management determined would not be placed in service and had no alternative use. The write-down resulted in a net non-cash charge of approximately $1.2 million after partner cost reimbursements.

Goodwill

Goodwill of $5.3 million was recognized from Customers’ acquisition of the Higher One Disbursement business in 2016.

Other Intangibles

At December 31, 2020, other intangibles totaled $5.1 million compared to $5.7 million at December 31, 2019. The decrease resulted from amortization expense of $0.6 million in 2020.

Other Assets

At December 31, 2020, other assets totaled $0.9 million compared to $2.5 million at December 31, 2019. The decrease primarily resulted from the amortization of the right-of-use lease asset of $0.9 million.

Accounts Payable and Accrued Liabilities

At December 31, 2020, accounts payable and accrued liabilities totaled $7.3 million compared to $11.1 million at December 31, 2019. The decrease primarily resulted from amounts associated with the white label partnership.

Operating Lease Liabilities

At December 31, 2020, we had two office space locations under operating leases, including one lease in which Customers Bank is listed on the lease as a lessee. The operating leases consist of 5-year lease terms with options to renew the leases or extend the term annually or by mutual agreement. We had four operating leases as of December 31, 2019.

At December 31, 2020, we had operating lease liabilities of $1.1 million compared to $2.5 million at December 31, 2019. The decrease was due to $1.0 million of lease payments made in 2020 as well as less leased office space as of December 31, 2020.

Deferred Revenue

Deferred revenue consists of amounts received from clients prior to the performance of services. Deferred revenues are earned over the service period on a straight-line basis. At December 31, 2020, deferred revenue totaled $4.7 million compared to $1.9 million at December 31, 2019, with increases in both our higher education and white label verticals.

Borrowings from Customers Bank

In August 2019 we entered into a $50.0 million non-negotiable promissory note and line of credit agreement with Customers Bank to meet operating needs. Under this revolving line of credit, we were able to borrow up to $50.0 million, due on demand from Customers Bank, with an interest rate equal to 12-month LIBOR plus 204 basis points payable quarterly. At December 31, 2020, we had $21.0 million in borrowings outstanding under the line of credit, compared to $40.0 million outstanding as of December 31, 2019. Accrued interest of $0.1 million as of December 31, 2020 is included in accounts payable and accrued liabilities.

With the January 4, 2021 divestiture from Customers Bank, we paid off the $21.0 million of borrowings. We concurrently drew $5.4 million on a new $10.0 million line of credit from Customers Bank with an interest rate equal to one-month LIBOR plus 375 bps.

 Other Liabilities

At December 31, 2020, other liabilities were zero compared to $3.1 million at December 31, 2019. The decrease primarily resulted from the Customers Bank assumption of the remaining liability (and associated cash) related to the Department of Education matter, which is discussed in NOTE 16 — LOSS CONTINGENCIES in our audited financial statements.

Shareholder’s Equity

At December 31, 2020, shareholder’s equity totaled $24.7 million compared to $34.6 million at December 31, 2019. The decrease resulted from a net loss of $11.8 million during 2020, which was partially offset by $1.9 million of capital contributions from Customers Bank.

CREDIT RISK

Potential concentration of credit risk consists primarily of accounts receivables from white label partners and higher education institution clients. At December 31, 2020 and 2019, a white label partner accounted for 63% and 74% of accounts receivable, respectively.

LIQUIDITY

During the years ended December 31, 2020 and 2019, we financed our operations primarily through cash flows provided by operating activities and a $50.0 million line of credit from Customers Bank, which was paid off and terminated in January 2021.

The Company had a substantial increase in cash from operating activities in 2020, and we project positive cash flow from operations in 2021. Although we had a net loss in 2020, the primary driver of the net loss was non-cash operating charges, and we project positive net income in 2021. We had $3.0 million of cash as of December 31, 2020, and on January 4, 2021, we entered into a new line of credit with Customers Bank that provides up to $10.0 million of borrowings.

We intend to fund our ongoing operating activities with our existing cash, expected cash flows from operations, and borrowing capacity under our $10.0 million line of credit; we believe these sources of liquidity will be adequate for at least the next 12 months. However, should additional liquidity be necessary, the Company could consider equity or debt financing, but there are no assurances that additional capital would be available or on terms that are acceptable to us.

The table below summarizes our cash flows for the years indicated:

	For the Years Ended December 31,			%
(dollars in thousands)	2020	2019	Change	Change
Net cash provided by operating activities	$16,038	$1,952	$14,086	>100.0%
Net cash used in investing activities	(4,020)	(8,055)	4,035	50.0%
Net cash (used in) provided by financing activities	(17,615)	11,289	(28,904)	>(100.0)%
Net (decrease) increase in cash and cash equivalents	$(5,597)	$5,186	$(10,783)	>(100.0)%

Cash flows provided by operating activities

Cash provided by operating activities was $16.0 million in 2020 compared to $2.0 million in 2019, an increase of $14.0 million. The increase was primarily driven by positive changes in our working capital accounts in 2020, and to a lesser extent, higher non-cash operating charges in 2020. Non-cash operating charges consisted primarily of amortization of developed software.

Cash flows used in investing activities

Cash used in investing activities decreased $4.0 million in 2020, primarily due to reduced investment in 2020 in internally developed software related to our white label partnership.

Cash flows (used in) provided by financing activities

We used $17.6 million of cash in our financing activities in 2020 compared to cash provided of $11.3 million in 2019. Cash used in 2020 was due to the repayment of borrowings from Customers Bank. Cash provided by financing activities of $11.3 million in 2019 resulted from capital contributions from Customers Bank.

OFF-BALANCE SHEET ARRANGEMENTS

As of December 31, 2020, and 2019, we did not have any off-balance sheet arrangements.

CONTRACTUAL OBLIGATIONS

The following table sets forth contractual obligations and other commitments representing required and potential cash outflows as of December 31, 2020.

Contractual cash obligations

(amounts in thousands)	Within one year	After one but within three year	After three but within five years	More than five years	Total
On-balance sheet obligations
Operating leases	$718	$430	$—	$—	$1,148
Borrowings from Customers Bank	—	21,000	—	—	21,000
Total on-balance sheet and contractual cash obligations	$718	$21,430	$—	$—	$22,148

With the January 4, 2021 divestiture from Customers Bank, we paid off the $21.0 million of borrowings. We concurrently drew $5.4 million on a new $10.0 million line of credit from Customers Bank with an interest rate equal to one-month LIBOR plus 375 bps.

Year Ended December 31, 2019 versus Year Ended December 31, 2018

Results of Operations

The following discussion of our results of operations should be read in conjunction with our audited financial statements, including the accompanying notes. Please refer to Critical Accounting Policies in this Management’s Discussion and Analysis and NOTE 3 — SIGNIFICANT ACCOUNTING POLICIES in our audited financial statements for information concerning certain significant accounting policies and estimates applied in determining reported results of operations.

The following table sets forth the condensed statements of operations for the years ended December 31, 2019 and 2018.

	For the Years Ended December 31,			%
(dollars in thousands)	2019	2018	Change	Change
Operating revenues	$72,307	$57,516	$14,791	25.7%
Operating expenses	79,608	72,091	7,517	10.4%
Interest expense	535	—	535	100.0%
Loss before income tax expense	(7,836)	(14,575)	6,739	(46.2)%
Income tax expense	27	28	(1)	(3.6)%
Net loss	$(7,863)	$(14,603)	$6,740	(46.2)%

The $14.8 million increase in operating revenues for the year ended December 31, 2019 compared to the year ended December 31, 2018 resulted primarily from increases of $11.3 million in servicing fees from Customers Bank given an increase in the negotiated servicing fee, a $4.4 million increase in account fees given a new account fee structure implemented in the first half of 2019, a $0.7 million increase in other fees given growth in the Company’s white label partnership, and a $0.2M increase in University Fees given an increase in college and university clients. These increases were mitigated by a $1.8M reduction in interchange and card revenue which reflected a $1.1M reduction in foreign ATM fees given fewer foreign ATM visits and a $1.6M reduction in interchange income given flat volume and a 7 bps reduction in the blended net rate of interchange earned on transaction volume, mitigated by a $0.9 million increase in MasterCard incentive income based updated terms in a revised agreement. Debit spend was $2.4 billion for each of the years ended December 31, 2019 and 2018. Debit spend for the nine months ended September 30, 2020 and 2019 was $2.1 billion and $1.8 billion, respectively.

Historically, the servicing fee has been set for each annual period. In 2018, our servicing fee was calculated using a fund transfer pricing methodology that compensated us based on serviced deposit balances, estimated life of deposits, and market rates; for 2018 this rate was approximately 3%. In 2019, our servicing fee was calculated at a fixed 5% of average serviced deposits. In 2020, our servicing fee was calculated at a fixed 3% of average serviced deposits plus reimbursement of any operating losses stemming from fraud-related transactions.

Effective upon the close of the business combination, we entered into a new agreement with Customers Bank, which is applicable through the end of 2022 and is on substantially the same terms as our previous 2020 intracompany servicing agreement. Accordingly, the servicing fee will remain consistent with 2020 at 3% plus the reimbursement of any operating losses stemming from fraud-related transactions.

Operating revenues

Revenues for the year ended December 31, 2019 included approximately $2.9 million of revenue from the white label partnership, compared to $0.1M in 2018. Consistent with a business in an early startup phase, the increase in expenses was significantly higher than the growth in revenues. Of note, with our white label software placed in service, the amount of expense we capitalized in the year ended December 31, 2019 was $9.7 million lower than in the year ended December 31, 2018, and we began to depreciate the capitalized asset which was reflected in a $3.3 million increase in depreciation expense. Additionally, our white label partnership was impacted by an increase in internet-based fraudulent transactions which targeted our serviced checking accounts with a cost of approximately $4.6 million in the year ended December 31, 2019, and a $0.4 million increase in referral bonus or bounty expense paid to a white label partner which were expensed as occurred.

Operating expenses

The $7.5 million increase in operating expenses for the year ended December 31, 2019 compared to the year ended December 31, 2018 primarily resulted from increases of $8.2 million in salaries and employee benefits, $4.0 million in provision for operating losses, $2.3 million in professional services, and $0.8 million in advertising and promotion. These increases were offset in part by decreases of $4.0 million in merger and acquisition related expenses and $3.0 million in technology, communication, and processing for the year ended December 31, 2019 compared to the year ended December 31, 2018.

Interest expense

The $0.5 million increase in interest expense for the year ended December 31, 2019 compared to the year ended December 31, 2018 resulted from a $40.0 million borrowing from Customers Bank during the year ended December 31, 2019.

Income tax expense

Income tax expense was less than $0.1 million for the years ended December 31, 2019 and 2018 resulting from a full valuation allowance recorded on the net deferred tax asset.

OPERATING REVENUES

The table below presents the components of operating revenues for the years ended December 31, 2019 and 2018.

	For the Years Ended December 31,			%
(dollars in thousands)	2019	2018	Change	Change
Interchange and card revenue	$28,124	$29,923	$(1,799)	(6.0)%
Servicing fees from Customers Bank	27,425	16,140	11,285	69.9%
Account fees	10,937	6,544	4,393	67.1%
University fees	4,964	4,720	244	5.2%
Other	857	189	668	353.4%
Total operating revenues	$72,307	$57,516	$14,791	25.7%

Interchange and card revenue

The $1.8 million decrease in interchange and card revenue for the year ended December 31, 2019 compared to the year ended December 31, 2018 primarily resulted from lower activity volumes.

Servicing fees from Customers Bank

The $11.3 million increase in servicing fees from Customers Bank for the year ended December 31, 2019 compared to the year ended December 31, 2018 primarily resulted from an increase in the negotiated servicing fee from Customers Bank during the year ended December 31, 2019.

Account fees

The $4.4 million increase in account fees for the year ended December 31, 2019 compared to the year ended December 31, 2018 primarily resulted from an increase in service charges on certain Company serviced deposit accounts relating to a change in the fee structure during the year ended December 31, 2019.

University fees

The $0.2 million increase in university fees for the year ended December 31, 2019 compared to the year ended December 31, 2018 primarily resulted from an increase in new higher education clients.

Other operating revenues

The $0.7 million increase in other operating revenues for the year ended December 31, 2019 compared to the year ended December 31, 2018 primarily resulted from the white label partnership.

OPERATING EXPENSES

The table below presents the components of operating expenses for the years ended December 31, 2019 and 2018.

	For the Years Ended December 31,			%
(dollars in thousands)	2019	2018	Change	Change
Technology, communication and processing	$27,310	$30,281	$(2,971)	(9.8)%
Salaries and employee benefits	22,758	14,607	8,151	55.8%
Professional services	10,646	8,301	2,345	28.2%
Provision for operating losses	9,367	5,417	3,950	72.9%
Occupancy	1,791	1,656	135	8.2%
Customer related supplies	1,538	2,117	(579)	(27.4)%
Advertising and promotion	1,354	557	797	143.1%
Merger and acquisition related expenses	100	4,090	(3,990)	(97.6)%
Other	4,744	5,065	(321)	(6.3)%
Total non-interest expense	$79,608	$72,091	$7,517	10.4%

Technology, communications, and processing

The $3.0 million decrease in technology, communication and processing expense for the year ended December 31, 2019 compared to the year ended December 31, 2018 primarily resulted from successful concentrated cost savings initiatives, partially offset by continued investment to improve and maintain our digital information technology infrastructure and support expanded products and services offered through our white label partnership.

Salaries and employee benefits

The $8.2 million increase in salaries and employee benefits for the year ended December 31, 2019 compared to the year ended December 31, 2018 reflected a $4.4 million increase in gross compensation expense, a $3.1 million reduction in the application of payments under collaborative agreements applied against compensation expense, and a $0.6 million reduction in capitalization of compensation expense. The increase in gross compensation expense reflected an increase of approximately 44 average full-time equivalent team members, with approximately 94% of those roles attributable to expanded products and services offered through our white label partnership, and to a lesser degree to annual merit increases.

Professional services

The $2.3 million increase in professional services for the year ended December 31, 2019 compared to the year ended December 31, 2018 primarily resulted from consulting services associated with supporting our white label partnership and digital transformation efforts.

Provision for operating losses

The $4.0 million increase in provision for operating losses for the year ended December 31, 2019 compared to the year ended December 31, 2018 primarily resulted from losses due to an increase in internet-based fraudulent transactions which targeted our serviced checking accounts during the year ended December 31, 2019 and an increase in other disputed charges. Other disputed charges for the year ended December 31, 2019 included funds advanced to the account holders for Regulation E card claims of $4.9 million and Regulation E card claim losses incurred by us of $4.7 million.

The provision for operating losses is comprised of fraud losses and Reg-E card claims. Our focus reducing Reg-E card claim losses has yielded a $400 thousand to $600 thousand (approximately 10%) annual reduction in this expense since acquiring this business in 2016. Our management expects extensive training, system automation and improvements, stricter (and timelier) rules on card authorization, as well as augmenting team member talent with subject matter expertise in systems and controls to drive continued improvement in Reg-E card claim losses. In 2021, we will implement a TalkOff program for cardholders with merchant disputes at an estimated $300k annual savings. Eventually we expect improvements in Reg-E card claim losses to level off, and eventually increase given our expectation for increased card spend activity, which is the primary driver of claims.

The 2019 increase in reflected heightened losses surrounding the launch of a new product; the Company quickly reacted and implemented mitigants, including lengthened hold times and reporting to stop the fraud, identify future fraud early, and implement mitigants. Our run rates since October 2019, have been significantly lower. Under the terms of our current deposit servicing agreement, fraud related losses are reimbursed by our partner bank.

Customer related supplies

The $0.6 million decrease in customer related supplies for the year ended December 31, 2019 compared to the year ended December 31, 2018 primarily resulted from more favorable terms renegotiated with an existing supplier.

Advertising and promotion

The $0.8 million increase in advertising and promotion expense for the year ended December 31, 2019 compared to the year ended December 31, 2018 primarily resulted from the promotion of digital banking products and service offerings available through our white label partnership.

Merger and acquisition related expenses

The $4.0 million decrease in merger and acquisition related expenses for the year ended December 31, 2019 compared to the year ended December 31, 2018 primarily resulted from the termination of the planned spin-off and merger with Flagship Community Bank in October 2018.

INTEREST EXPENSE

The table below presents interest expense for the years ended December 31, 2019 and 2018.

	For the Years Ended December 31,			%
(dollars in thousands)	2019	2018	Change	Change
Interest expense	$535	$—	$535	100.0%

The $0.5 million increase in interest expense for the year ended December 31, 2019 compared to the year ended December 31, 2018 resulted from a $40.0 million borrowing from Customers Bank during the year ended December 31, 2019. There was no interest expense for the years ended December 31, 2018 and 2017.

INCOME TAXES

The table below presents income tax expense and the effective tax rate for the years ended December 31, 2019 and 2018.

	For the Years Ended December 31,			%
(dollars in thousands)	2019	2018	Change	Change
Loss before income tax expense	$(7,836)	$(14,575)	$6,739	(46.2)%
Income tax expense	27	28	(1)	(3.6)%
Effective tax rate	(0.3)%	(0.2)%